Exhibit 99.1

Ampio Receives FDA Acceptance of its Patient Outcome for Premature Ejaculation (POPE) Questionnaire, Paving the Way for its US Pivotal Trial on Zertane™

GREENWOOD VILLAGE, Colo., March 11, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), a biopharmaceutical company developing drugs to treat prevalent inflammatory diseases, such as osteoarthritis (Ampion™) and diabetic macular edema (Optina™) and sexual dysfunction (Zertane™) announced FDA acceptance of its POPE questionnaire, a modification of the Premature Ejaculation Profile (PEP) questionnaire that was used in the two successful Zertane™ Phase 3 clinical trials completed in Europe.

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer, explained “This unique evaluation tool, named Patient Outcome for Premature Ejaculation (POPE), was tested in a clinical trial to assure the FDA’s SEALD division that the verbal responses of the patients to physician questions following their treatment would accurately reflect their clinical response to the drug. The successful completion of this trial and acceptance of the POPE by the FDA allows Ampio (or a pharmaceutical partner) to file an IND in the USA for a pivotal trial of Zertane™ with POPE as a co-primary end-point along with Intravaginal Ejaculatory Latency Time (IELT). This critically important improvement of the clinical trial protocol has occupied the company for the last seven months and we are grateful to the FDA for its assistance and guidance during this facet of the regulatory path.”

Michael Macaluso, Ampio’s CEO, noted that “Ampio will be the sole owner of the POPE, the only FDA accepted outcome measure of efficacy of treatment for PE and a requirement by the FDA for any clinical trial evaluating treatment of PE together with the other co-primary end-point, Intravaginal Ejaculatory Latency Time (IELT). The Zertane™ pivotal trial in the USA is estimated to cost less than $4 million. The drug has already been manufactured and ready for the trial. The CMC created for Zertane™ is also being submitted to the TGA (the Australian FDA) as the last piece for registration of Zertane™ in Australia.”

Mr. Macaluso further noted “The Ampio sexual dysfunction portfolio also includes Zertane-ED™, a combination of Zertane™’s active ingredient with an erectile dysfunction drug to treat comorbid PE and Erectile Dysfunction (ED). Men with ED suffer from PE about 30% of the time. Zertane-ED™ is under development by Ampio and has been formulated so that the peak activities of its two components (PE and ED) are synchronous. Ampio was awarded multiple patents on the combinations of Zertane™ with any PDE5 inhibitors. Additionally, Daewoong Co. Ltd, our South Korean partner, has agreed to finance and conduct the first clinical trial on Zertane-ED™ in Korea in compliance with FDA requirements. With everything in place for Zertane™ and a very low cost pivotal trial, all options are open to us and we can make the best possible decision for our shareholders.”

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. It aims to provide medicines to improve the health and quality of life of patients with minimal side effects. Ampio is developing compounds that decrease inflammation by 1) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level or 2) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process and 3) decreasing vascular permeability/leakage, an upstream event in inflammation. For more information visit: www.ampiopharma.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, without limitation, statements regarding the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in Part I, Item 1A of Ampio’s Annual Report. These risks are not exhaustive. Other sections of this Annual Report include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct (720) 437-6530

Email: rgiles@ampiopharma.com